EXHIBIT 10.1
Certain identified information has been omitted from this document because it is not material and is the type that the Company customarily and actually treats as private or confidential and has been marked with “[***]”to indicate where omissions have been made.
This Agreement has been executed in English and Arabic; Arabic version has been omitted for purposes of this filing.

Dated _07_ August 2023
Electric Vehicles Purchase
Agreement
between
The Government of the Kingdom of
Saudi Arabia
(Represented by the Ministry of
Finance)
as the Purchaser
and
Lucid L.L.C.
as the Seller

ELECTRIC VEHICLES PURCHASE
AGREEMENT
This Electric Vehicles Purchase Agreement (the “Agreement”) is entered into on _7th_ August 2023, in the city of Riyadh, Kingdom of Saudi Arabia by and between:
1.    The Government of the Kingdom of Saudi Arabia, represented by the Ministry of Finance, having its address in Riyadh, the Kingdom of Saudi Arabia (the “Purchaser”); and
2.    Lucid L.L.C., a single shareholder company duly established under the laws and regulations of the Kingdom of Saudi Arabia, registered in Riyadh with commercial registration No. 1010716475, having its address at 3074 Prince Mohammed Bin Abdulaziz Road, Al Olaya Dist., Floor 19 Tower B, Riyadh, the Kingdom of Saudi Arabia (the “Seller”)
(The Purchaser and the Seller are hereinafter referred to individually as a “Party” and collectively as the “Parties”).
PREAMBLE
(a)    The Purchaser has identified a need for the supply of Vehicles (as defined herein) to the Beneficiaries (as defined herein) and therefore wishes to enter into an agreement pursuant to which the Beneficiaries will Purchase (as defined herein) and the Seller will sell or lease (as the case may be) and supply and deliver to the Beneficiaries, pursuant to purchase orders issued by the Beneficiaries to the Seller, from time to time, in accordance with the terms and conditions set forth in the Agreement.
(b)    The Seller is willing to sell, lease, supply and deliver Vehicles to the Beneficiaries and to provide all Services in accordance with the terms and conditions set forth in the Agreement.
Therefore, in consideration of the mutual covenants and obligations hereinafter set forth, the Purchaser and the Seller agree as follows:
1    DEFINITIONS AND INTERPRETATION
1.1.    Definitions
Unless the context otherwise requires, whenever used in this Agreement, the following words and phrases shall have the meanings specified in this Clause 1 (DEFINITIONS AND INTERPRETATION):
“Accounting Principles” means the International Financial Reporting Standards that are applicable in the Kingdom from time to time.
“Agreement” means this Agreement and any documents referred to in Clause 2 (AGREEMENT DOCUMENTS) and any amendments thereto.

“Affiliate” means with respect to the Seller, any other entity controlling, controlled by, or under common control with, the Seller, and control for this purpose means the power to direct the management and the policies (via ordinary corporate actions and not otherwise) of the entity whether through the ownership of voting shares, by contract or otherwise.
“Annual Quantity” has the meaning given to it in paragraph (b) of Clause 7.2 (Quantity of Vehicles).
“Beneficiaries” means any natural or legal persons included in the List of Beneficiaries, as may be updated from time to time by the Purchaser, in its absolute discretion, by serving a notice to the Seller. For the purpose of this Agreement, the term “Beneficiaries” shall include the Purchaser if it elects to issue a Purchase Order in accordance with the terms and conditions set forth in the Agreement.
“Beneficiary’s Representative” means the person appointed by each Beneficiary to act as the Beneficiary’s representative for the purpose of Clause 10 (PURCHASER’S, BENEFICIARIES’ AND SELLER’S REPRESENTATIVES).
“Best Industry Practices” means practices and behaviors that comply with internationally recognized practices in the industry of electric vehicles.
“Best Effort” means taking all such steps and performing in such a manner as a well-managed company would undertake where it was acting in a determined, prudent and reasonable manner to achieve a particular desired result for its own benefit.
“Business Day” means a business day according to the official business days of the Purchaser.
“CBU” means a completely built-up Vehicle.
“CBU Costs” means, [***].
“Committee” means a committee comprising six (6) members, three (3) of whom will be appointed by the Purchaser, and three (3) will be appointed by the Seller after the Effective Date, to consider, advise upon, and to make recommendations in relation to unresolved matters under this Agreement. Members appointed by each Party shall include senior members from the accounting, technical, and legal teams at such Party or its related entities, and shall possess an adequate level of experience and qualification to perform their duties and responsibilities.
“Day” means the 24-hour period beginning and ending at 00:00 midnight Saudi Arabian time.
“Designated Senior Officer” means senior officer(s) designated by each of the Purchaser, Seller and the Beneficiaries after the Effective Date, to consider, advise upon, and to make recommendations in relation to certain matters set forth under this Agreement.
“Delivery Date” has the meaning given to it in paragraph (a) in Clause 6.3 (Taking Delivery of the Vehicles).
“Delivery Point” means the location specified in each Purchase Order issued by any Beneficiaries to which the Seller shall deliver the Vehicle(s).

“Effective Date” means the date on which this Agreement is signed by both Parties.
“Electronic Market” means any electronic platform designated by the Purchaser from time to time.
“Force Majeure” means a public event beyond the control of the Parties that is unforeseeable and unavoidable, during which the Seller is unable to fulfill its obligations under this Agreement, and is not attributable to the fault or negligence of any of the Parties including, fires, floods, accidents, wars, military operations, economic embargoes, and changes in laws and regulations, and excluding any event that can be controlled by the Seller, its suppliers, or subcontractors.
“Government Licenses” means all the licenses (including export licenses, if applicable), approvals, permits, exceptions, privileges and applications issued by or submitted to any government authority which are required under any applicable laws or necessary for the performance of any obligations set out in this Agreement.
“In-Kingdom Manufacturing Costs” means, [***].
“In-Kingdom Manufacturing Date” means the date on which the manufacturing activities will commence in the Kingdom, which date shall fall on or prior to the end of the first quarter of 2024.
“Inspection” has the meaning set out in paragraph (a) Clause 6.3 (Taking Delivery of the Vehicles).
“Intellectual Property Rights” means all inventions, trademarks, service marks, trade names or works subject to copyrights or similar rights, and all industrial designs, patents, knowhow, trade secrets, and all the other rights described as intellectual property (regardless of their nature, origin and whether they are currently known or to be created in the future) and in all cases, whether registered or not, as well as other intellectual property rights.
“Introduction Date” means the date on which any particular model of any Vehicle is officially introduced by the Seller or any of its Affiliates.
“Kingdom” means the Kingdom of Saudi Arabia.
“Kingdom Market” means the relevant market for electric vehicles in the Kingdom.
“Kingdom Modified Standard Vehicles” means any electric vehicles configured in accordance with Annex (3) (Kingdom Modified Standard Vehicle Configurations) as amended or updated from time to time.
“Letter of Undertaking” means the letter of undertaking issued by the Purchaser on 15 April 2022, which has been acknowledged and signed by the Seller on 20 April 2022, setting out the key terms governing the Purchase by the Beneficiaries and the sale and supply of Vehicles by the Seller to the Beneficiaries.
“List of Beneficiaries” means the list of beneficiaries set forth in Annex (2) (List of Beneficiaries), as amended, modified or supplemented from time to time by the Purchaser, in its absolute discretion, by serving a notice to the Seller.

“List of Vehicles and Services” means the list of models of vehicles and services set forth in Annex (1) (List of Vehicles), as amended, modified or supplemented from time to time.
“Maximum Quantity” means 100,000 Vehicles.
“Minimum Quantity” means 50,000 Vehicles the Purchaser undertakes to Purchase (or procure the Purchase by the Beneficiaries) and the Seller undertakes to sell or lease (as the case may be) and supply to the Beneficiaries in accordance with the terms and conditions set out in this Agreement.
“Marketing Materials” means the marketing materials of the Seller and its Affiliates in any format, medium and/or language including Lucid Motors web portal, configurator, Lucid Motors apps, product booklets and brochures, vehicle user guides, and brand and product presentations.
“Non-Standard Vehicles” means any electric vehicles which the Seller has agreed to manufacture at the Purchaser’s request, and which are not Standard Vehicles or Kingdom Modified Standard Vehicles.
“Purchase” means the outright purchase or utilization by any other means, whether through leasing or any other utilization means.
“Purchaser” has the meaning set out in the Parties section of the Agreement.
“Purchase Price” means, [***].
“Purchaser’s Representative” means the person appointed by the Purchaser to act as the Purchaser’s representative for the purpose of Clause 10 (PURCHASER’S, BENEFICIARIES’ AND SELLER’S REPRESENTATIVES).
“Purchase Order” means any Purchase Order issued by any Beneficiary to the Seller in accordance with Clause 6.1 (Purchase Orders).
“Purchase Order Price” has the meaning given to it in Clause 7.1 (Price).
“Saudi Costs” means [***].
“Saudi Riyal” means the official and lawful currency of the Kingdom.
“Seller” has the meaning set out in the Parties section of the Agreement.
“Seller’s Representative” means the person appointed by the Seller to act as the Seller’s representative for the purpose of Clause 10.6 (Seller’ Representative).
“SKD” means semi knocked down.
“SKD Costs” means, [***].

“Standards and Specifications” means all industrial standards and specifications relevant and applicable to the Vehicles and any parts thereof (including their hardware and software), which shall include each of the standard and specifications of (i) the Saudi Organization for Standardization, Metrology and Quality (SASO); (ii) the Standards Authority for the Gulf Cooperation Council states, (iii) the International Standards Organization (ISO); and (iv) the occupational health and safety standards (OHSAS).
“Standard Vehicles” means any standard configuration electric vehicles offered by the Seller or any of its Affiliates in any key markets, including the Kingdom Market and the U.S. Market.
“Services” means the services to be performed by the Seller as set out in this Agreement, as such services may be modified or supplemented from time to time in accordance with the terms and conditions of the Agreement.
“Taxes” means any taxes, fees, deductions, tariffs, or otherwise imposed, directly or indirectly, by a competent government authority, including the value-added tax, sales tax, notarial fees, import duties, withholding tax (whether on income, profit, fees, equipment rental or otherwise), foreign currency exchange, property tax, registration or licensing fees, including any fines imposed or amounts added in relation thereto.
“Term” means the term of this Agreement as specified in Clause 3 (AGREEMENT TERM) of the Agreement.
“U.S.” means the United States of America.
“U.S. Market” means the relevant market for electric vehicles in the U.S.
“Vehicles” means, as applicable, any Standard Vehicles, Kingdom Modified Standard Vehicles or Non-Standard Vehicles.
“Warranty Period” means, with respect to any Vehicle and any parts thereof, the standard warranty period offered by the Seller and its Affiliates in the Kingdom Market or the U.S. Market for such Vehicle, whichever is more favorable to the Beneficiary.
“WMCS” means wall mounted charging stations.
1.2.    Rules of Interpretation
(a)    Unless the context otherwise requires, words using the singular number also include the plural and vice versa.
(b)    References to “paragraph” or “Clause” or “Annex” are to the paragraphs, clauses and annexes, respectively, of this Agreement.
(c)    The words “include”, “for example” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of like import.
(d)    References to “this Agreement” or any other contract or document shall be construed as a reference to such contract or document as amended, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it.

(e)    A time of the day shall be construed as a reference to the time of day in Riyadh, the Kingdom.
(f)    All periods of time shall be based on, and computed according to, the Gregorian calendar.
(g)    Where any notice, consent, approval, waiver, or other authorization by the Purchaser, the Purchaser’s Representative, or any Beneficiaries is required under this Agreement, such notice, consent, approval, waiver, or authorization shall be effective only if in writing and delivered to the Seller pursuant to the terms and conditions of the Agreement.
(h)    References to the “law”, “applicable laws” and similar expressions include all legally binding decrees, decisions, laws, regulations, orders or instructions or any treaty (and any interpretation thereof) promulgated or issued by a competent authority, including any amendments, extensions, and replacement thereof.
2    AGREEMENT DOCUMENTS
(a)    The Agreement consists of the following documents, each of which is intended to be complementary and mutually explanatory of the others and shall be considered an integral part of this Agreement taken as a whole:
(i)    This Agreement;
(ii)    Annex (1) List of Vehicles;
(iii)    Annex (2) List of Beneficiaries;
(iv)    Annex (3) Kingdom Modified Standard Vehicle Configurations; and
(v)    Any other documents agreed between the Parties in writing to form part of the Agreement.
(b)    In the event of any conflict or inconsistency among the provisions of the above-mentioned documents, the preceding document shall prevail.
3    AGREEMENT TERM
The Term of the Agreement shall be become effective on the Effective Date and shall remain in full force and effect until the tenth (10th) anniversary of the first Purchase Order, unless terminated earlier in accordance with the provisions of the Agreement (the “Term”)

4    PURPOSE AND SCOPE OF THE AGREEMENT
(a)    The purpose of this Agreement is to set forth the terms and conditions under which the Purchaser shall Purchase (or procure the Purchase by the Beneficiaries) from the Seller the agreed quantity of the Vehicles pursuant to Purchase Orders, issued from time to time, by the Beneficiaries to the Seller, and the Seller shall, throughout the Term, sell or lease (as the case may be) and supply and deliver to the Beneficiaries the agreed quantity of the Vehicles and provide all required Services during the Warranty Period (as may be extended in accordance with the terms and conditions set forth in the Agreement).
(b)    Without limiting the generality of the forgoing and subject to the terms and conditions set forth herein, the Seller shall:
(i)    provide a list of all details pertaining to all Standard Vehicles or Kingdom Modified Standard Vehicles, to the Purchaser for the purpose of posting on the Electronic Market or any other platforms or means determined by the Purchaser, in accordance with the terms and conditions set out in the Agreement;
(ii)    sell or lease (as the case may be), supply and deliver the Vehicles to the Beneficiaries in accordance with the terms and conditions set out in the Agreement and in conformity with the applicable Standards and Specifications; and
(iii)    provide, during the Warranty Period (which may be extended subject to the terms and conditions set forth in the Agreement), all Services to the Beneficiaries in a timely manner in accordance with the terms and conditions set out in the Agreement and in conformity with the applicable Standards and Specifications. The Services shall include inspection, maintenance and repair of Vehicles, making available spare parts and all software and hardware upgrades and updates, and assisting the Purchaser in marketing the Vehicles to the Beneficiaries.
5    SELLER’S OBLIGATIONS
(a)    In addition to its other obligations hereunder, the Seller shall cause and be responsible for the following:
(i)    be informed and comply with all applicable laws and regulations;
(ii)    ensure that all Vehicles conform to the Standards and the Specifications applicable in the Kingdom, or if not available, to the best applicable U.S. standards and specifications;
(iii)    offer to the Beneficiaries all specifications and options, with respect to any Standard Vehicles or Kingdom Modified Standard Vehicles, offered by the Seller or any of its Affiliates in any key markets, including the Kingdom Market and the U.S. Market and update Annex (3) (Kingdom Modified Standard Vehicle Configurations) as soon as practicable after the Introduction Date of any new models of Vehicles officially introduced by the Seller or any of its Affiliates;

(iv)    homologate all Vehicles in accordance with applicable laws and regulations;
(v)    offer to the Beneficiaries all Standard Vehicles and Kingdom Modified Standard Vehicles;
(vi)    provide all relevant details to the Beneficiaries relating to all warranties available with respect to Vehicles, including warranty type, coverage duration, terms and conditions and costs (if applicable) and update the same on a quarterly basis;
(vii)    offer to the Beneficiaries, at no additional costs, all software updates, with respect to any Vehicles, as soon as they are available in any key markets including the Kingdom Market and the U.S. Market;
(viii)    make available, in accordance with Annex (3) (Kingdom Modified Standard Vehicle Configurations), all additional foot space options, at costs to be mutually agreed, subject to a minimum order quantity of [***] Vehicles for each order, provided that:
A.    in the case this is achieved by downgrading a higher specification model, discounts shall be offered by the Seller if selecting such option(s) would result in a reduction of the applicable costs; and
B.    in the case this is achieved by upgrading a lower specification vehicle, additional costs will be mutually agreed based on the feasibility study;
(ix)    make available, in accordance with Annex (3) (Kingdom Modified Standard Vehicle Configurations), an option to have a hard metal roof instead of a glass roof at costs to be mutually agreed, subject to a minimum order quantity of [***] Vehicles for each order, provided that:
A.    in the case this is achieved by downgrading a higher specification model, discounts shall be offered by the Seller if selecting such option(s) would result in a reduction of the applicable costs; and
B.    in the case this is achieved by upgrading a lower specification vehicle, additional costs will be mutually agreed;
(x)    make available, at no additional costs, with respect to all models of Vehicles whether delivered or not, an option to have Apple Car Play and Android Auto, as soon as practicable after such option is generally available in the Kingdom Market;
(xi)    ensure that systems of all Vehicles meet the then published applicable data security and cybersecurity requirements in the Kingdom, at no additional costs (except where compliance would require changes to hardware on Vehicles already delivered), including any additional data security and/or cybersecurity requirements as may be prescribed by any competent authority in the Kingdom from time to time;
(xii)    [***];

(xiii)    treat all details in relation to any Vehicles and activities of such Vehicles with utmost confidentiality and refrain from disclosing such information to any Affiliate or third parties, unless such disclosure is strictly necessary for the performance of the obligations set forth in this Agreement;
(xiv)    obtain and keep in full force and effect all Government Licenses required for the performance of its respective obligations under this Agreement;
(xv)    comply with Best Industry Practices;
(xvi)    diligently preform all obligations set out in the Agreement and each Purchase Order;
(xvii)    [***];
(xviii)    [***];
(xix)    provide at the same Business Day, during the Warranty Period, a fully insured substitute vehicle and use Best Efforts to ensure that such vehicle is a Standard Vehicle or Kingdom Modified Standard Vehicle (or a vehicle of the same category as a Standard Vehicle or Kingdom Modified Standard Vehicle (whether electric or internal-combustion engine based)) to any Vehicle being repaired or serviced;
(xx)    make available, during the Warranty Period, any spare parts that need replacement within twelve (12) Business Days and ensure that spare parts are made available in the Kingdom Market after the expiration of the Warranty Period;
(xxi)    support deployment of the relevant WMCS infrastructure and ensure that such infrastructure meets the requirements applicable to all Vehicles sold or leased (as the case may be) by the Seller;
(xxii)    assist the Purchaser in marketing the Standard Vehicles and Kingdom Modified Standard Vehicles to the Beneficiaries by making available to the Purchaser all relevant Marketing Materials in both Arabic and English languages, arranging visits and road shows for key Beneficiaries in which Vehicles will be displayed and specialized marketing personnel will be available to provide the necessary services and supports, conducting workshops and trainings for individuals nominated by the Purchaser who would be responsible for marketing efforts in respect of such Vehicles, and making available its specialized marketing personnel to assist the Purchaser in this regard. In addition, the Seller shall arrange for test drives upon a request of any Beneficiary in accordance with its applicable policies;
(xxiii)    cooperate and use its Best Effort to take, or cause to be taken, all appropriate actions necessary, proper, or advisable, to comply with the technical requirements of the Electronic Market; and

(xxiv)    provide all relevant non-confidential information and data reasonably requested by the Purchaser in connection with such Purchaser’s Vehicle(s). The Seller shall promptly notify the Purchaser in writing of any deficiencies, inaccuracies, omissions, contradictions or ambiguities which, in the Seller’s opinion, exist within any information provided by the Seller to the Purchaser or the Beneficiaries (as the case may be).
(b)    If the Purchaser has any objection or claim relating to the any matters set out herein in Clause 5 (SELLER’S OBLIGATIONS), the Purchaser shall submit such objection or claim to the Committee for resolution in accordance with paragraph (b) of Clause 17 (GOVERNING LAW AND DISPUTE RESOLUTION).
6    PURCHASE AND SUPPLY OF VEHICLES
6.1.    Purchase Orders
(a)    Beneficiaries wishing to Purchase the Vehicles, shall issue a Purchase Order, manually or through the Electronic Market, to the Seller, during the Term, in accordance with the terms and conditions set out in this Agreement, which shall set out at a minimum:
(i)    number and model of Vehicle(s);
(ii)    internal and external colors of Vehicle(s);
(iii)    any special configurations and specifications;
(iv)    any specific options and/or specifications from available options and specifications;
(v)    name and ID number of natural or legal person to which Vehicle(s) should be registered and the name and ID number of user(s) of such Vehicle(s) (if different), unless Vehicles are ordered in bulk in accordance with Paragraph (b) of this Clause, in which case the Purchase Order shall set out necessary information for the registration of the Vehicles with relevant government authorities and the issuance of the license plates;
(vi)    the requested Delivery Date;
(vii)    all details pertaining to the Delivery Point and authorized person(s) who shall take delivery of the Vehicle(s);
(viii)    method of utilization and details of any third parties involved (in case where Vehicle(s) will be leased);
(ix)    any customization requests (such as wall mounted charging station); and
(x)    name and ID number of natural or legal person or entity responsible for payment (if other than the Purchaser).
(b)    The Purchaser may issue a Purchase Order for a bulk of Vehicles to be delivered to different Beneficiaries on the Delivery Date.

(c)    All Purchase Orders placed with the Seller by the Beneficiaries will be subject to the terms and conditions set out in this Agreement.
(d)    Upon receipt of a Purchase Order, whether manually or through the Electronic Market, the Seller shall promptly undertake measures to have it approved and, within seven (7) Business Days from the date of the receipt of such Purchase Order, notify the Beneficiary of (i) the acceptance of the approved Purchase Order to sell or lease (as the case may be), supply and deliver the Vehicle(s) on the terms specified in such Purchase Order and in accordance with the terms and conditions set forth in the Agreement; or (ii) with respect to Non-Standard Vehicles, the arrangements for further review and discussion, including feasibility studies and agreement on price and delivery dates
(e)    The Beneficiary may cancel or change a Purchase Order without charge prior to the acceptance of the Seller.
(f)    Notwithstanding anything to the contrary, the Beneficiary may amend, at any time prior to Delivery Date, any of the information set out in paragraph 6.1 (a)(v) and (vii).
6.2.    Supply and Delivery of the Vehicles
(a)    The Seller is fully responsible for the supply and delivery of the Vehicles to the Beneficiary at the Delivery Point specified in the relevant Purchase Orders within a period not exceeding [***] for Standard Vehicles or, [***] for Kingdom Modified Standard Vehicles or Non-Standard Vehicles, from the date on which the relevant Purchase Order is accepted by the Seller unless the relevant Beneficiary elects a longer period.
(b)    The Seller shall immediately notify the Purchaser’s Representative and the relevant Beneficiary’s Representative of any events, potential events or future circumstances that may adversely affect or delay the supply and delivery of Vehicles, including any material event that would result in supply chain disruption.
6.3.    Taking Delivery of the Vehicles
(a)    On the date of delivery of the Vehicle(s) the subject of the Purchase Order (the “Delivery Date”), the authorized representative(s) of the relevant Beneficiary shall determine whether the Vehicles meet the requirements of Clause 7.3 (Quality of Vehicles) (the “Inspection”) and decide whether to accept or reject the Vehicles. The Purchaser, the relevant Beneficiary or their authorized representative(s) may only reject Vehicles that fail to pass the Inspection and shall not be entitled to terminate this Agreement. The authorized representative(s) of the relevant Beneficiary shall on the Delivery Date take delivery of the accepted Vehicles and prepare a delivery note, which shall be executed by the Seller and the relevant Beneficiary in three counterparts, one of which shall be furnished to the Purchaser. The delivery note shall set, at a minimum, the following:
(i)    list of accepted sold Vehicle(s) and list of accepted leased Vehicle(s) together with details of any third parties involved (in case where Vehicle(s) will be leased);

(ii)    number, model, configurations and specifications of accepted Vehicle(s); and
(iii)    accepted customized items (i.e. wall mounted charging station).
(b)    If the authorized representative(s) of the relevant Beneficiary fails to attend on the Delivery Date or to take the required actions within five (5) Business Days, the matter shall be escalated to the Designated Senior Officer(s) to take all necessary measures and actions to ensure that the authorized representative(s) of the relevant Beneficiary complies with the terms and conditions set forth in this Agreement. If the Designated Senior Officer(s) fails to resolve the matter within five (5) Business Days, such Officer(s) shall submit such matter to the Committee for resolution in accordance with paragraph (b) of Clause 17 (GOVERNING LAW AND DISPUTE RESOLUTION).
(c)    If the authorized representative(s) of the relevant Beneficiary rejects one or more of the supplied Vehicles, the Seller shall be notified of the rejected Vehicles and the reasons for such rejection. The Seller shall take back rejected Vehicles and supply conforming Vehicles thereof within seven (7) Business Days. The relevant Beneficiary shall not be liable for any loss of, or damages to, the rejected Vehicles after the expiry of such period.
(d)    The risk of loss in any Vehicles will pass to the Beneficiaries at the Delivery Date. The Seller shall take full responsibility for the care and custody of the Vehicles at which the risk transfers to the Beneficiaries in accordance with paragraph (a) of this Clause.
7    PRICE, QUANTITY AND QUALITY OF THE VEHICLES
7.1.    Price
(a)    [***].
(b)    [***].
(c)    [***].
(d)    [***].
7.2.    Quantity of Vehicles
(a)    The Purchaser shall Purchase (or procure the Purchase by the Beneficiaries), and the Seller shall sell or lease (as the case may be) and supply, the Minimum Quantity of the Vehicles during the Term. The Seller acknowledges and agrees that the Purchaser has an option - at its absolute discretion - to Purchase (or procure the Purchase by the Beneficiaries) of up to the Maximum Quantity of the Vehicles during the Term.
(b)    The Seller acknowledges and agrees that the Purchaser has the right to Purchase (or procure the Purchase by the Beneficiaries) an annual quantity of the Vehicles as follows (the “Annual Quantity”):

(i)    in each of 2023 and 2024, a minimum of [***] and a maximum of [***] Vehicles;
(ii)    in 2025 a minimum of [***] and a maximum of [***] Vehicles; and
(iii)    in each year from 2026 to 2032, a minimum of [***] and a maximum of [***] Vehicles.
(c)    Notwithstanding the foregoing, the Purchaser acknowledges and agrees that it may not order, in each year from 2026 to 2032, more than [***] of the maximum Annual Quantity in any three-month period.
7.3.    Quality of Vehicles
(a)    The Seller shall ensure that the Vehicles delivered to the Beneficiaries under this Agreement comply with the applicable Standards and Specifications.
(b)    The Seller shall ensure that all Vehicles supplied to the Beneficiaries are free of any interests, rights or claims by any third parties.
(c)    The Seller shall ensure that the supplied Vehicles are new and unused, and that they are free from any defects in design, size, dimensions, material, equipment, workmanship and manufacture in each case that are demonstrably outside of norms for variations in quality and would render the Vehicle unfit for sale as a new vehicle or would not typically be noted for correction in a “due bill”. The Seller shall ensure that the Vehicles are suitable and fit for their intended purpose, or the purpose mutually agreed between the Seller and the Purchaser with respect to Non-Standard Vehicles at the time of submission of the Purchase Order, and that they comply with all applicable laws and regulations.
(d)    If during Inspection, it becomes evident that the Vehicles do not comply with the requirements stipulated in this Clause (7.3) (Quality of Vehicles), the Beneficiaries are entitled to refuse to take delivery of the Vehicles and return them in the form they have been received. In which case, the Seller will be obliged to supply conforming Vehicles within a period not exceeding seven (7) Business Days.
7.4.    Non-Conforming Vehicles
(a)    As soon as the Seller becomes aware that any Vehicle supplied or to be supplied is or is reasonably likely to be non-conforming with the requirements of Clause (7.3) (Quality of Vehicles), the Seller shall promptly take the following measures:
(i)    submit a detailed report to the Purchaser and the relevant Beneficiary which includes the following:
A.    the noted defects of such non-conforming Vehicles compared to conforming Vehicles; and
B.    the reason the Vehicles do not meet the requirements of Clause (7.3) (Quality of Vehicles).
(ii)    discuss with the Purchaser and the relevant Beneficiary any remedial measures taken by the Seller to cure the situation; and

(iii)    use its Best Effort to resume the supply of Vehicles meeting the applicable requirements of Clause (7.3) (Quality of Vehicles) as soon as possible.
7.5.    Shipment and Documentation
(a)    The Seller shall ensure that all Vehicles are loaded, transported, unloaded, and stored in accordance with applicable laws and in a manner that protects them from damage. Any dangerous or chemical materials or goods must be dealt with in accordance with relevant laws and regulations and the Purchaser’s instructions.
(b)    The Seller shall provide all the papers and documentation (including technical documentation) relating to the Vehicles and any related parts thereof such as the user’s manual, storage, instructions on disposal of batteries, and safety instructions, in addition to all the necessary certificates such as the certificate of origin and certificates of conformity.
8    BILLING AND PAYMENT
8.1.    Billing and Payment
With respect to each Purchase Order, the Purchase Order Price shall be paid to the Seller in accordance with the following:
(a)    Upon acceptance of a Purchase Order in accordance with paragraph (d) in Clause (6.1) (Purchase Orders), the Seller shall issue an invoice for [***] of the total Purchase Order Price (the “Advance Payment”).
(b)    The Beneficiary will pay or arrange for the Purchaser to pay to the Seller the Advance Payment within [***] Days from the issuance of the Advance Payment invoice.
(c)    The Seller shall provide the Beneficiary, within a period not exceeding seven (7) Business Days from the Delivery Date, with an invoice for the outstanding balance of the Purchase Order Price.
(d)    The Beneficiary shall pay or arrange for the Purchaser to pay the remaining amount of the Purchase Order Price to the Seller within [***] Days of receipt of the invoice for the outstanding balance of the Purchase Order Price. For the avoidance of doubt, the Seller will be entitled to receive the Purchase Order Price for the Vehicles accepted by the Beneficiaries in accordance with the terms and conditions set out in the Agreement.
8.2.    Currency
All Purchase Order Prices due and payable to the Seller will be paid in Saudi Riyal.

8.3.    Release
The Seller must submit to the Purchaser a written release acknowledging that the invoice constitutes the complete and final settlement of all the amounts owed to the Seller under the relevant Purchase Order. The acknowledgment shall take effect from the date on which the Beneficiary or Purchaser (as the case may be) has paid the remaining balance of the Purchase Order Price due to the Seller. If the Seller has any objection or claim relating to the any invoices, the Seller shall submit such objection or claim to the Committee for resolution in accordance with paragraph (b) of Clause 17 (GOVERNING LAW AND DISPUTE RESOLUTION).
9    INTELLECTUAL PROPERTY RIGHTS
Each Party shall retain its Intellectual Property Rights and neither Party shall by virtue of this Agreement acquire any title to or rights in the other Party’s Intellectual Property Rights.
10    PURCHASER’S, BENEFICIARIES’ AND SELLER’S REPRESENTATIVES
10.1.    Purchaser’s Representative
The Purchaser shall appoint the Purchaser’s Representative pursuant to a letter issued by H.E the Minister of Finance delivered to the Seller in accordance with the terms of this Agreement.
10.2.    Limitations on the Purchaser’s Representative Powers
Unless explicitly provided otherwise, the Purchaser’s Representative powers are limited as follows:
(a)    The Purchaser’s Representative has no authority to amend the Agreement.
(b)    The Purchaser’s Representative has no power to relieve the Seller from any duties, obligations or responsibilities specified in the Agreement nor to waive any of the Purchaser’s rights hereunder.
(c)    Any request from the Seller to the Purchaser must be formally submitted to the Purchaser’s Representative in writing, and, unless stated otherwise in the relevant Clauses, the Purchaser’s Representative shall respond to the Seller’s requests within a period of five (5) Business Days from the date of receipt. If the Purchaser’s Representative fails to respond within five (5) Business Days, the matter shall be escalated to the Designated Senior Officer(s) to take all necessary measures and actions to ensure that the Purchaser’s Representative responds as soon as possible.
10.3.    Purchaser’s Representative Instructions
The Purchaser’s Representative is responsible for providing the Seller with observations and instructions in relation to the performance of the Agreement within the limitations provided in Clause 10.2 (Limitations on the Purchaser’s Representative Powers’) and monitoring the Seller’s adherence to such instructions.

10.4.    Replacement of the Purchaser’s Representative
The Purchaser has the right to replace the Purchaser’s Representative at any time pursuant to a letter issued by H.E the Minister of Finance, provided that it notifies the Seller of any such change in advance by way of written notice delivered to the Seller in accordance with the terms of this Agreement.
10.5.    Beneficiaries’ Representative
(a)    Each Beneficiary shall appoint a Beneficiary’s Representative pursuant to a letter delivered to the Purchaser and the Seller in accordance with the terms of this Agreement.
(b)    Unless explicitly provided otherwise, the Beneficiary’s Representative powers are limited as follows:
(i)    The Beneficiary’s Representative has no authority to amend the Agreement.
(ii)    The Beneficiary’s Representative has no power to relieve the Seller from any duties, obligations or responsibilities specified in the Agreement nor to waive any of the Beneficiary’s rights hereunder.
(iii)    Any request from the Seller to the Beneficiary must be formally submitted to the Beneficiary’s Representative in writing, and, unless stated otherwise in the relevant Clauses, the Beneficiary’s Representative shall respond to the Seller’s requests within a period of five (5) Business Days from the date of receipt. If the Beneficiary’s Representative fails to respond within five (5) Business Days, the matter shall be escalated to the Designated Senior Officer(s) to take all necessary measures and actions to ensure that the Beneficiary’s Representative responds as soon as possible.
(c)    Each Beneficiary has the right to replace the Beneficiary’s Representative at any time by way of written notice delivered to the Purchaser and the Seller in accordance with the terms of this Agreement.
10.6.    Seller’ Representative
(a)    The Seller must appoint a Seller’s Representative, who shall be approved by the Purchaser, to act on behalf of the Seller for the purpose of this Agreement.
(b)    The Purchaser may request the Seller to change the Seller’s Representative by a written notice to the Seller. In which case, the Seller shall replace the Seller’s Representative within a period of seven (7) Business Days from the date of receipt of the notice and appoint another Seller’s Representative who must be approved by the Purchaser.
(c)    The Seller’s Representative shall receive instructions and directions from the Purchaser’s Representative or the Beneficiary’s Representative (as the case may be) on behalf of the Seller.

(d)    Any request from the Purchaser or any of the Beneficiaries to the Seller must be formally submitted to the Seller’s Representative in writing, and, unless stated otherwise in the relevant Clauses, the Seller’s Representative shall respond to such requests within a period of seven (7) Business Days from the date of receipt. If the Seller’s Representative fails to respond within seven (7) Business Days, the matter shall be escalated to the Designated Senior Officer(s) to take all necessary measures and actions to ensure that the Seller’s Representative responds as soon as possible.
11    RECORDS, REPORTS AND AUDIT
11.1.    Records
The Seller shall keep and properly maintain all documents, communications and financial accounts relating to the Agreement during the Term and for a period of ten (10) years after the termination or expiration of the Agreement or any other periods required by the Accounting Principles and applicable laws and regulations in the Kingdom. The Purchaser has the right to audit such records by itself or through an independent external auditor.
11.2.    Progress Reports
The Seller shall submit to the Purchaser quarterly reports, which shall include (i) details relating to all Vehicles that have been sold or leased (as the case may be), supplied and delivered by the Seller to the Beneficiaries; and (ii) details pertaining to the in-Kingdom manufacturing activities.
12    INDEMNIFICATION
(a)    The Seller shall defend, indemnify, and hold harmless the Purchaser and the Beneficiaries against any claim, damages, proceedings, costs, or direct expenses (including legal fees) arising from any allegation against the Purchaser or the Beneficiaries or incurred by them in relation to any of the following:
(i)    poor performance of any obligations set forth in this Agreement;
(ii)    the supply of Vehicles which do not conform to the applicable Standards and Specifications and the terms and conditions provided in the Agreement;
(iii)    any negligence, omission, or misconduct by the Seller or its representatives; and
(iv)    any violation of laws and regulations in force in the Kingdom by the Seller or any of its Affiliates.

13    FORCE MAJEURE
(a)    Neither Party shall be liable for the failure or delay in the performance of its obligations under the Agreement if such failure or delay is a result of a Force Majeure event, provided that the Parties shall have taken all reasonable precautions, due diligence and necessary measures to perform the Agreement and that the Party affected by the Force Majeure event has notified the other Party as soon as possible it becomes aware of such event within a period not exceeding seven (7) Business Days.
(b)    Both Parties shall use their Best Effort to minimize the effects of the Force Majeure event on the performance of its obligations under the Agreement. In such case, the Seller shall resort to alternative sources to access services and/or materials if necessary.

(c)    Force Majeure is not an acceptable reason for any of the following:
(i)    non-payment of the Purchaser or the Beneficiaries of any Purchase Order Price owed to the Seller under this Agreement;
(ii)    failure of either Party to fulfill any of their obligations in accordance with the provisions of this Agreement prior to the occurrence of Force Majeure;
(iii)    delay in the supply and delivery of the Vehicles or provision of Services if this results from default or omission by the Seller;
(iv)    delay in execution due to inefficiency at work, the Seller did not contract with subcontractors or qualified suppliers, or the Seller did not employ the necessary number of employees or workers to remedy the effects of Force Majeure;
(v)    delay in execution due to a lack of resources or materials by the Seller unless the shortage in these materials or resources arises from Force Majeure;
(vi)    delay due to bad weather conditions that can be reasonably anticipated, and other conditions that can be anticipated or expected; or
(vii)    inability of the Seller to obtain the necessary financing required to supply the Vehicles otherwise perform its obligations under this Agreement, or ongoing financing.
14    RIGHT TO REDUCE ORDER QUANTITES; REMEDIES
(a)    The Purchaser has the right to reduce the Minimum Quantity of Vehicles it undertakes to Purchase by the number of Vehicles set out in any Purchase Order if such Purchase Order has not been accepted by the Seller in accordance with paragraph (d) in Clause (6.1) (Purchase Orders) within seven (7) Business Days from the date on which a relevant Purchase Order is issued in line with requirements, terms and conditions set forth in this Agreement.

(b)    The Purchaser has the right to reduce the Minimum Quantity of Vehicles it undertakes to Purchase by the number of Vehicles that have not been delivered under any Purchase Order by the Seller within six (6) months from the date on which a relevant Purchase Order is issued in line with requirements, terms and conditions set forth in this Agreement.
(c)    [***].
(d)    The Purchaser is entitled to receive compensation for all direct and actual damages incurred as a result of the Seller’s failure to provide a fully insured substitute vehicle in accordance with the terms and conditions set forth in paragraph (a) (xix) of Clause 5 (SELLER’S OBLIGATIONS) of this Agreement. The Seller acknowledges that quantifiable damages equal to the market value of renting a vehicle in accordance with paragraph (a) (xix) of Clause 5 (SELLER’S OBLIGATIONS) of this Agreement on a daily basis for the same period during which a substitute vehicle should have been provided.
15    TERM AND TERMINATION
(a)    Extension of Purchase Orders
The Seller shall, during the Term, deliver the Vehicles to the Beneficiaries in accordance with the timeframe set forth in the Purchase Orders. The term set forth in the relevant Purchase Order may be extended only if the Purchaser elects to grant the Seller additional time to perform its obligations and amend the Purchase Order(s) accordingly. For the avoidance of doubt, such extension shall not be considered an extension of the Term.
(b)    Termination by the Purchaser
The Purchaser shall be entitled to terminate the Agreement immediately upon written notice to the Seller if any of the following events occur:
(i)    if the Seller or Lucid Group Inc. ceases doing business as a going concern or files for bankruptcy or suffers appointment of a receiver or trustee over its property, or is dissolved or liquidated, or becomes a debtor in a bankruptcy, insolvency or receivership and such action is not dismissed within sixty (60) days of commencement; or
(ii)    if the Seller fails to supply at least one Vehicle within a full calendar year; or
(iii)    if the Seller fails to comply with obligations set forth in paragraph (e) Clause 18 (Assignment and Change of Control).

(c)    Termination for Breach
(i)    Each Party shall be entitled to terminate the Agreement with immediate effect by written notice to the other Party if the other Party has committed a breach of a material obligation under the Agreement or any relevant law or regulation in performance of any obligation relating to this Agreement, provided such breach has not been remedied (if capable of being remedied) within thirty (30) Business Days of receipt of a written notice from the non-breaching Party, or if the breach is not capable of cure within such thirty (30) Business Day period, the breaching party has not submitted a reasonable path to cure, not to exceed a total of ninety (90) days from the original notice.
(ii)    If the Agreement is terminated for breach by the Seller, the Purchaser reserves its right to compensation from the Seller for any incurred damages.
(d)    Termination by Force Majeure
(i)    The Purchaser may terminate the Agreement due to Force Majeure upon written notice given to the Seller, if Force Majeure prevents the Seller from accepting any Purchaser Orders or selling or supplying the Vehicles for a period of more than one hundred and twenty (120) Business Days according to the terms and conditions set forth in the Agreement and any relevant Purchase Orders.
(ii)    If the Agreement is terminated due to Force Majeure in accordance with the provisions of this Clause, this Agreement shall be deemed to have ended within the period indicated in the termination notice.
(e)    Seller’s Obligations Upon Termination
If this Agreement is terminated in accordance with this Clause 15 (TERM AND TERMINATION), the Seller shall cease to supply any Vehicles unless a Purchaser Order has been accepted by the Seller before the termination date.
(f)    Settlement Upon Termination
If this Agreement is terminated by the Purchaser in accordance with the provisions in paragraph (b) (Termination by the Purchaser) in Clause 15, paragraph (c) (Termination for Breach) in Clause 15 or paragraph (d) (Termination by Force Majeure) in Clause 15 and once the termination notice becomes effective:
(i)    the Purchaser shall pay to the Seller the Purchase Order Price of accepted Vehicles which have been supplied and delivered at the Delivery Point and recover from the Seller the remaining balance of the Advance Payment (if any); and
(ii)    the termination of the Agreement shall not affect any rights or obligations arising from the Parties prior to the termination date.

16    REPRESENTATION AND WARRANTIES
The Seller hereby represents and warrants to the Purchaser as follows:
(a)    Power, Authority
(i)    The Seller and each of its shareholder is duly organized and validly existing under the laws of the jurisdiction of its organization.

(ii)    The execution and performance by it of this Agreement have been duly authorized by all necessary action, and this Agreement constitutes and, upon execution and delivery thereof, a valid, binding and enforceable obligation of it, except as the enforceability thereof may be limited by bankruptcy, insolvency, other similar laws now or hereafter in effect relating to creditor’s rights or the relief of debtors or by decision from competent court.
(iii)    Every consent, approval, authorization or order of any competent authority or third party required with respect to it in connection with its execution and performance of its obligations under this Agreement has been obtained and is in full force and effect.
(b)    Litigation
(i)    There is no pending or, to the best of its knowledge, threatened, action, suit, investigation, arbitration, or other proceeding that could adversely affect its ability to perform its obligations under this Agreement.
(ii)    There are no judgments, decrees, or similar orders of any competent authority outstanding against it which could adversely affect its ability to perform its obligations under this Agreement.
(c)    No Conflicts, Violations or Breaches
(i)    Neither it nor any of its Affiliates has received any notice from any competent authority of any violation or potential violation of any applicable law pertaining to or affecting it that would reasonably be likely to affect its ability to perform its obligations under this Agreement.
(ii)    The execution by it of this Agreement and the performance by it of its obligations hereunder do not and will not violate, conflict with or result in a breach of any decrees and/or articles of associations, charters, bylaws, applicable laws, contracts or obligations to which it is a party or by which any of its properties are bound.
17    GOVERNING LAW AND DISPUTE RESOLUTION
(a)    Governing Law
This Agreement is governed by, and shall be interpreted in accordance with, the laws of the Kingdom.

(b)    Disputes Settlements
(i)    If there is any dispute, controversy or claim arising out of or in relation to this Agreement, or arising out of breach, termination, invalidity thereof, either Party may give notice to the other Party, a copy of which shall be furnished simultaneously to the Committee, specifying in detail the matter being disputed. The relevant Party shall refer the dispute to the Committee for resolution. Where a dispute is resolved by the Committee and accepted by the Parties as an amicable settlement in accordance with this Clause, it shall be recorded in an agreed written statement signed by an authorized representative of each Party, and which shall be binding upon the Parties.
(ii)    If the Parties fail to resolve the dispute amicably within thirty (30) Business Days of the notice referred to in paragraph (a) of this Clause, or such longer period as they may agree in writing at that time, the dispute shall be finally settled by the competent court in the Kingdom.
(iii)    The existence of a dispute shall not relieve either Party from the performance of its obligations under this Agreement which are not affected by the dispute.

18    MISCELLANEOUS
(a)    Notices and Communications
(i)    All notices and other communications between the Parties required or permitted hereunder shall be in writing in the English language and shall be sufficiently given if in writing and delivered both via email to the email addresses below and hard copy sent by postal service, prepaid courier, or hand against written receipt to the following persons at the addresses set out below or to such other person or addresses as such Party may designate:
A.    If to the Purchaser:
Attention: Chairman of the Lucid Permanent Committee

Address: The Ministry of Finance, Omar Ibin Alkhatab Road, Almalaz, Riyadh, the Kingdom of Saudi Arabia
Email:
With a copy to:
Attention: Head, International Legal Unit

Address: The Ministry of Finance, Omar Ibin Alkhatab Road, Almalaz, Riyadh, the Kingdom of Saudi Arabia
Email:

B.    If to the Seller:
Attention: Faisal Sultan
Address: 3074 Prince Mohammed Bin Abdulaziz Road, Al Olaya Dist., Floor 19 Tower B, Riyadh, the Kingdom of Saudi Arabia
Email: Attn: General Counsel
(ii)    Each Party shall notify the other Party of any changes to its official address. Otherwise, notices and communications delivered to the address stated in this Agreement shall be sufficient and effective.
(iii)    Any such notice sent as aforesaid shall, if receipt is not acknowledged, be deemed to have been delivered at the expiration of five (5) Business Days from the time at which the same is sent; provided that a notice shall not be deemed to have been received, if sent by post, until the time of actual receipt by the addressee, if by courier upon proof of delivery by the courier, and in the case of an email, when a ‘delivery-receipt’ is issued from the email address from which the email was sent.
(b)    Entire Agreement
This Agreement represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreements or understandings whether written or made verbally between the Parties with respect thereto, including the Letter of Undertaking, which shall be used for guidance purposes only.
(c)    Waiver
The failure or delay of either Party or any of the Beneficiaries to exercise its rights under this Agreement shall not be construed as a waive by such Party of such rights. No waiver by either Party or any of the Beneficiaries of any condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other condition of this Agreement on any future occasion, unless the waiver explicitly states otherwise.
(d)    Amendments
No modification or amendment of any provisions of this Agreement shall be valid unless it is in writing and signed by the Parties.
(e)    Assignment and Change of Control
(i)    Neither Party may assign the Agreement or any part thereof to any party without obtaining written approval from the other Party. For the purpose of this paragraph (e) (Assignment and Change of Control), “assignment” includes merger, acquisition, reorganization, liquidation, or the like.
(ii)    The Seller shall promptly notify the Purchaser once it becomes aware of any potential change of its ownership or the ownership of Lucid Group Inc. subject to Seller’s compliance with third party contractual terms or applicable laws or regulations.

(f)    Confidentiality and Data Protection
(i)    The Seller and all of its Affiliates undertake, and will use Best Efforts to guarantee the commitment of all its subcontractors, to never disclose or exploit information that is not public, such as data, drawings or documents, whether written or verbal, related to the Agreement. This includes any affairs of the Purchaser or the Beneficiaries that they may have known about due to their work. This commitment shall be effective throughout the Term and after its expiration or termination.

(ii)    The Seller shall immediately notify the Purchaser of any violation related to the confidential information and data and provide a detailed explanation of the violation, the type of data that has been breached, the affected persons and all the other important details.
(iii)    The Seller and all of its Affiliates are forbidden to disclose, to third parties, information related to the Purchaser or the Beneficiaries without the prior approval, except where required for the performance of their obligations under this Agreement or required to be disclosed by (i) any court of competent jurisdiction; (ii) the rules of any relevant stock exchange; or (iii) pursuant to any applicable legal, accounting, or regulatory requirement. For the avoidance of doubt, the Purchaser acknowledges that, under U.S. securities laws and related law and regulations and/or accounting rules, the Seller may be required to disclose the existence and material terms or file the full text of this Agreement with the U.S. Securities and Exchange Commission. However, the Seller agrees to make, absent the Purchasers written consent, the minimum disclosure mandated by law, regulations and/or accounting rules. The Purchaser may conduct the necessary investigations in case of violation, determine the consequences of such violations and make every effort to prevent another violation in the future.
(iv)    The Seller shall, once the execution of the Agreement is completed and the Agreement has expired or been terminated, stop using the data and information related to the Purchaser or the Beneficiaries, delete them permanently except as required by law, destruct them or return them to the Purchaser or the Beneficiaries, as the case may be, upon their written request.
(g)    Languages
This Agreement is prepared in Arabic and English and shall be interpreted accordingly. In the event of a conflict between the Arabic and the English language versions, the Arabic version shall prevail.

(h)    Publicity
The Seller shall not issue any press release or make any other public disclosure or announcement relating to this Agreement without the prior written approval of the Purchaser. Notwithstanding the foregoing, the Seller, after consultation in good faith with the Purchaser, may make public disclosures or announcements relating to this Agreement without prior written approval in the case where such disclosure or announcement is required by (i) any court of competent jurisdiction; (ii) the rules of any relevant stock exchange; or (iii) pursuant to any applicable legal, accounting, or regulatory requirement. For the avoidance of doubt, the Purchaser acknowledges that, under U.S. securities laws and related law and regulations and/or accounting rules, the Seller may be required to disclose the existence and material terms or file the full text of this Agreement with the U.S. Securities and Exchange Commission. However, the Seller agrees to make, absent the Purchasers written consent, the minimum disclosure mandated by law, regulations and/or accounting rules.
(i)    No Partnership
This Agreement does not create, nor shall be deemed or construed to create, a partnership, joint venture, or commercial agency, nor does it authorize a Party to represent the other Party or assume any obligations or liabilities on behalf of the other Party.
(j)    Consequential Damages
Neither Party shall be liable to the other Party for consequential or indirect damages or indirect costs or expenses, loss of profits, loss of opportunities, or the like.
(k)    Survival
Without prejudice to any rights or obligations accrued at the date of termination or expiration of this Agreement, the provisions contained in the following Clauses shall survive the expiration or the earlier termination of this Agreement Clause 17 (GOVERNING LAW AND DISPUTE RESOLUTION), Clause 9 (INTELLECTUAL PROPERTY RIGHTS), Clause 12 (INDEMNIFICATION) and paragraph (f) (Confidentiality and Data Protection) of Clause 18 (MISCELLANEOUS).
(l)    Counterparts
The Agreement has been executed in four (4) counterparts. Each of the Purchaser, the Seller has retained two copies.

(m)    Signature
In witness whereof, the Parties have caused their representatives to execute this Agreement on the date set forth above.
The First Party

The Government of Saudi Arabia (represented by the Ministry of Finance)
By:
Name:
Title: Assistant Minister for Financial Affairs

The Second Party

Lucid, L.L.C.
By:	/s/ Faisal Sultan
Name: Faisal Sultan
Title: VP & Managing Director, Middle East

Annex (1)

Annex (2)

Annex (3)